Securities and Exchange Commission
                         Washington, D.C. 20549
                         ______________________

                            SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                         (Amendment No. 2)*

                         Worldtex, Inc.
                         (Name of Issuer)

                    Common Stock, Par Value $.001
                    (Title of Class of Securities)

                           981907108
                         (CUSIP Number)

                         Arthur Goetchius
   300 Park Avenue, 21st Fl., New York, NY 10022 (212) 755-9000
          (Name, address and telephone number of person authorized to receive notices and communications)

                         March 13, 1997
          (Date of event which requires filing of this statement)

          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

          Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

          NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                         Page 1 of 13 pages

                                  13D
CUSIP No. 981907108
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             EGS Associates, L.P.
____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]

                                                                    (b)  [X]

____________________________________________________________________________
     (3)  SEC USE ONLY

____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                             WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]

____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                              -0-
SHARES         ______________________________________________________________


BENEFICIALLY   (8)  SHARED VOTING POWER
                                              262,779
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      ______________________________________________________________


PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              262,779
____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              262,779
____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

_____________________________________________________________________________

      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                              1.82%
_____________________________________________________________________________

       (14)  TYPE OF REPORTING PERSON **
                                              PN
_____________________________________________________________________________

                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                             Page 2 of 13 pages

                                  13D
CUSIP No. 981907108
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             EGS Partners, L.L.C.
____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]

                                                                    (b)  [X]

____________________________________________________________________________
     (3)  SEC USE ONLY

____________________________________________________________________________

(4)  SOURCE OF FUNDS **
                             OO
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]

____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                              -0-
SHARES         ______________________________________________________________


BENEFICIALLY   (8)  SHARED VOTING POWER
                                              657,031
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      ______________________________________________________________


PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              664,994
____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              664,994
____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                              4.62%
____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON **
                                              IA
____________________________________________________________________________
                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                             Page 3 of 13 pages

                                  13D
CUSIP No. 981907108
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Bev Partners, L.P.
____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]

                                                                    (b)  [X]

____________________________________________________________________________
     (3)  SEC USE ONLY

____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                             WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]

____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                              -0-
SHARES         ______________________________________________________________


BENEFICIALLY   (8)  SHARED VOTING POWER
                                              94,526
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      ______________________________________________________________


PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              94,526
____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              94,526
____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                              .66%
____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                              PN
____________________________________________________________________________
                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                             Page 4 of 13 pages

                                  13D
CUSIP No. 981907108
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                 Jonas Partners, L.P.
____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]

                                                                    (b)  [X]

____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________

     (4)  SOURCE OF FUNDS **
                             WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]

____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                              -0-
SHARES         ______________________________________________________________


BENEFICIALLY   (8)  SHARED VOTING POWER
                                              16,500
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      ______________________________________________________________


PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              16,500
_____________________________________________________________________________

      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              16,500
_____________________________________________________________________________

      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                              .11%
____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                              PN
____________________________________________________________________________
                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                             Page 5 of 13 pages

                                  13D
CUSIP No. 981907108
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             William Ehrman
____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]

                                                                    (b)  [X]

____________________________________________________________________________
     (3)  SEC USE ONLY

____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                       AF    OO   PF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]

____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             United States
____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                              -0-
SHARES         ______________________________________________________________


BENEFICIALLY   (8)  SHARED VOTING POWER
                                              1,030,836
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      ______________________________________________________________


PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              1,054,999
____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              1,054,999
____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                              7.32%
____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                              IN
____________________________________________________________________________
                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                             Page 6 of 13 pages

                                  13D
CUSIP No. 981907108
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Frederic Greenberg
____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]

                                                                    (b)  [X]

____________________________________________________________________________
     (3)  SEC USE ONLY

____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                             AF   OO
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]

____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             United States
____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                              -0-
SHARES         ______________________________________________________________


BENEFICIALLY   (8)  SHARED VOTING POWER
                                              1,030,836
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      ______________________________________________________________


PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              1,038,799
____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              1,038,799
____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                              7.21%
____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                              IN
____________________________________________________________________________
                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                             Page 7 of 13 pages

                                  13D
CUSIP No. 981907108
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Frederick Ketcher
____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]

                                                                    (b)  [X]

____________________________________________________________________________
     (3)  SEC USE ONLY

____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                             AF   OO    PF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]

____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             United States
____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                              10,800
SHARES         ______________________________________________________________


BENEFICIALLY   (8)  SHARED VOTING POWER
                                              1,030,836
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                              10,800
REPORTING      ______________________________________________________________


PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              1,038,799
____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              1,049,599
____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                              7.29%
____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                              IN
____________________________________________________________________________
                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                             Page 8 of 13 pages

                                  13D
CUSIP No. 981907108
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Jonas Gerstl
____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]

                                                                    (b)  [X]

____________________________________________________________________________
     (3)  SEC USE ONLY

____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                             AF   OO
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]

____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             United States
____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                              -0-
SHARES         ______________________________________________________________


BENEFICIALLY   (8)  SHARED VOTING POWER
                                              1,030,836
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      ______________________________________________________________


PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              1,038,799
____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              1,038,799
____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                              7.21%
____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                              IN
____________________________________________________________________________
                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                             Page 9 of 13 pages

                                  13D
CUSIP No. 981907108
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             James McLaren
____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]

                                                                    (b)  [X]

____________________________________________________________________________
     (3)  SEC USE ONLY

____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                             AF   OO
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]

____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             United States
____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                              -0-
SHARES         ______________________________________________________________


BENEFICIALLY   (8)  SHARED VOTING POWER
                                              1,030,836
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      ______________________________________________________________


PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              1,038,799
____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              1,038,799
____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                              7.21%
____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                              IN
____________________________________________________________________________
                 ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                             Page 10 of 13 pages

      The initial Schedule 13D (the "Schedule 13D"), of (i) EGS Associates, L.P., a Delaware limited partnership ("EGS Associates"), (ii) EGS Partners, L.L.C., a Delaware limited liability company ("EGS Partners"), (iii) Bev Partners, L.P., a Delaware limited partnership ("Bev Partners"), (iv) Jonas Partners, L.P., a Delaware limited partnership ("Jonas Partners"), (v) William

Ehrman, (vi) Frederic Greenberg, (vii) Frederick Ketcher, (viii) Jonas Gerstl,

and (ix) James McLaren, relating to the common stock, $.01 par value (the "Common Stock") issued by Worldtex, Inc., a Delaware corporation (the "Company"), is hereby amended by this Amendment No. 2 as follows:

                             Page 11 of 13 pages

Item 5 (a)(viii) as set forth in Amendment No. 1 to the Schedule 13d filed April 18, 1997 is hereby corrected as follows:

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

      (a) (viii) In the aggregate, the Reporting Persons beneficially own a total of 1,065,799 shares of Common Stock, constituting approximately 7.40% of the shares outstanding.



                             Page 12 of 13 pages

                                                         SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  April 24, 1997                /s/ Ellen A. Martino
                                          Ellen A. Martino as attorney-in-fact

                                          for William Ehrman, individually and
                                          as general partner of each of EGS
                                          ASSOCIATES, L.P., BEV  PARTNERS,
                                          L.P., JONAS PARTNERS,  L.P., and
                                          as a member of EGS  PARTNERS, L.L.C.


                                 /s/ Ellen A. Martino
                                          Ellen A. Martino as attorney-in-fact

                                          for Frederic Greenberg, individually

                                          and as general partner of each of
                                          EGS ASSOCIATES, L.P., BEV PARTNERS,

                                          L.P., JONAS PARTNERS,  L.P. and as
                                          a member of EGS PARTNERS, L.L.C.

                                 /s/ Ellen A. Martino
                                          Ellen A. Martino as attorney-in-fact

                                          for Frederick Ketcher, individually

                                          and as general partner of each of
                                          EGS ASSOCIATES, L.P., BEV PARTNERS,

                                          L.P., JONAS PARTNERS, L.P. and as
                                          a member of EGS PARTNERS, L.L.C.

                                 /s/ Ellen A. Martino
                                          Ellen A. Martino as attorney-in-fact

                                          for Jonas Gerstl, individually and
                                          as general partner of each of EGS
                                          ASSOCIATES, L.P., BEV PARTNERS,
                                          L.P., JONAS PARTNERS, L.P. and as
                                          a member of EGS PARTNERS, L.L.C.

                                 /s/ Ellen A. Martino
                                          Ellen A. Martino as attorney-in-fact

                                          for James McLaren, individually and

                                          as general partner of each of EGS
                                          ASSOCIATES, L.P., BEV PARTNERS,
                                          L.P., JONAS PARTNERS, L.P. and as
                                          a member of EGS PARTNERS, L.L.C.



                         Page 13 of 13 pages